                                                                    EXHIBIT 10.2


                                                                  Execution Copy

--------------------------------------------------------------------------------


                                Merger Agreement

                                  By and Among

                            Fry's Electronics, Inc.,

                             FCOP Acquisition, Inc.

                                      and

                             Cyberian Outpost, Inc.



                         Dated as of September 4, 2001


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I. DEFINITIONS.....................................................................................      2

 1.01. Certain Definitions.................................................................................      2

ARTICLE II. THE MERGER.....................................................................................      6

 2.01. The Merger..........................................................................................      6
 2.02. Effective Time......................................................................................      7
 2.03. Certificate of Incorporation and By-laws of Surviving Corporation...................................      7
 2.04. Directors and Officers of Surviving Corporation.....................................................      7
 2.05. Additional Actions..................................................................................      7
 2.06. Effects of the Merger...............................................................................      7

ARTICLE III. CONVERSION OF SHARES..........................................................................      7

 3.01. Conversion..........................................................................................      7
 3.02. Conversion of Stock.................................................................................      8
 3.03. Procedures for Exchange of the Company Common Stock for Merger Consideration........................      8
 3.04. Buyer Sub Common Stock..............................................................................      9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................      9

 4.01. Organization and Qualification......................................................................     10
 4.02. Organizational Documents; By-Laws; Corporate Records................................................     10
 4.03. Capitalization of Company...........................................................................     11
 4.04. Ownership of Affiliates.............................................................................     11
 4.05. Authority...........................................................................................     12
 4.06. No Conflict.........................................................................................     12
 4.07. Consents and Approvals..............................................................................     13
 4.08. Absence of Certain Payments.........................................................................     13
 4.09. Compliance..........................................................................................     13
 4.10. Title to Assets.....................................................................................     13
 4.11. Condition of Assets.................................................................................     14
 4.12. Sufficiency of Property and Assets to Conduct Business..............................................     14
 4.13. Financial Statements................................................................................     14
 4.14. Company Reports.....................................................................................     15
 4.15. Inventory...........................................................................................     15
 4.16. Relationship with Vendors, Manufacturers, and Resellers.............................................     15
 4.17. Authorized Representative...........................................................................     15
 4.18. Return Policy; Warranty and Product Liability Claims................................................     16
 4.19. Customer Complaints.................................................................................     16
 4.20. Customer Lists......................................................................................     16
 4.21. Accounts Receivable; Accounts Payable...............................................................     16
 4.22. No Undisclosed Liabilities..........................................................................     16
 4.23. Absence of Certain Changes or Events................................................................     17
 4.24. No Bonuses or Other Payments to Employees, Directors, Officers......................................     17
 4.25. Agreements, Contracts and Commitments...............................................................     18

 4.26. Contracts in Full Force and Effect..................................................................     19
 4.27. Environmental Liability.............................................................................     20
 4.28. Absence of Litigation...............................................................................     20
 4.29. Employee Benefit Programs...........................................................................     20
 4.30. Employees...........................................................................................     21
 4.31. Labor Matters.......................................................................................     21
 4.32. Real Property and Leases............................................................................     21
 4.33. Taxes and Tax Returns...............................................................................     22
 4.34. Insurance...........................................................................................     24
 4.35. State Takeover Laws.................................................................................     24
 4.36. Competing Interests.................................................................................     24
 4.37. Interests of Company Insiders.......................................................................     24
 4.38. Intellectual Property...............................................................................     25
 4.39. Company Software....................................................................................     25
 4.40. Investment Banker...................................................................................     27
 4.41. Company Information.................................................................................     27
 4.42. Disclosure..........................................................................................     27
 4.43. Forbearance and Deferral Agreements.................................................................     27

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER.........................................................     27

 5.01. Corporate Organization..............................................................................     27
 5.02. Authority...........................................................................................     28
 5.03. No Conflict.........................................................................................     28
 5.04. Consents and Approvals..............................................................................     28
 5.05. Funds...............................................................................................     28
 5.06. Buyer Information...................................................................................     28
 5.07. Buyer Sub...........................................................................................     28
 5.08. Disclosure..........................................................................................     29

ARTICLE VI. COVENANTS OF THE COMPANY.......................................................................     29

 6.01. Conduct of Business Pending the Merger..............................................................     29
 6.02. Current Information.................................................................................     32
 6.03. Other Financial Information.........................................................................     33
 6.04. Access to Information...............................................................................     33
 6.05. Approval of Company's Stockholders..................................................................     34
 6.06. Failure to Fulfill Conditions.......................................................................     34
 6.07. Reasonable Best Efforts.............................................................................     34
 6.08. Update of Disclosure Schedules......................................................................     34
 6.09. No Solicitation.....................................................................................     35

ARTICLE VII. COVENANTS OF BUYER............................................................................     35

 7.01. Conduct of Business Pending the Merger..............................................................     35
 7.02. Failure to Fulfill Conditions.......................................................................     35
 7.03. Reasonable Best Efforts.............................................................................     35

ARTICLE VIII. REGULATORY AND OTHER MATTERS.................................................................     36

 8.01. Certain Filings, Consents and Arrangements..........................................................     36

 8.02.  Regulatory Approvals...............................................................................     36
 8.03.  Legal Conditions to Merger.........................................................................     37
 8.04.  Employee Matters...................................................................................     37
 8.05.  Extension of Credit; Cross Default.................................................................     37
 8.06.  Director and Officer Indemnification; Liability Insurance..........................................     37
 8.07.  Public Announcements...............................................................................     38
 8.08.  Additional Agreements..............................................................................     38

ARTICLE IX. CONDITIONS TO THE MERGER.......................................................................     38

 9.01.  Conditions to Each Party's Obligations to Effect the Merger........................................     38
 9.02.  Conditions to Obligations of the Buyer.............................................................     39
 9.03.  Conditions to Obligations of the Company...........................................................     39

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER...............................................................     40

 10.01. Termination........................................................................................     40
 10.02. Effect of Termination; Expenses....................................................................     41
 10.03. Amendment..........................................................................................     42
 10.04. Waiver.............................................................................................     42

ARTICLE XI. THE CLOSING....................................................................................     42

 11.01. Closing............................................................................................     42
 11.02. Deliveries At Closing..............................................................................     43

ARTICLE XII. GENERAL PROVISIONS............................................................................     43

 12.01. Alternative Structure..............................................................................     43
 12.02. Assignment of Right to Purchase....................................................................     43
 12.03. Survival of Representations, Warranties and Agreements.............................................     43
 12.04. Notices............................................................................................     43
 12.05. Severability.......................................................................................     45
 12.06. Entire Agreement...................................................................................     45
 12.07. Assignment.........................................................................................     45
 12.08. Parties in Interest................................................................................     45
 12.09. Specific Performance...............................................................................     45
 12.10. Governing Law......................................................................................     45
 12.11. Headings...........................................................................................     46
 12.12. Interpretation.....................................................................................     46
 12.13. Counterparts.......................................................................................     46

                               Merger Agreement

     This Merger Agreement, dated as of September 4, 2001 (this "Agreement"), by and among Fry's Electronics, Inc., a California corporation (the "Buyer"), FCOP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Buyer Sub"), and Cyberian Outpost, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company and PC Connection, Inc., a Delaware corporation ("PCC"), are parties to a Merger Agreement, dated as of May 29, 2001 (the "PCC Merger Agreement");

     WHEREAS, in connection with the execution of the PCC Merger Agreement, (i) the Company and PCC entered into a Stock Warrant Agreement, dated as of May 29, 2001 (the "Stock Warrant Agreement"); (ii) the Company and Merrimack Services Corporation, a Delaware corporation and an affiliate of PCC ("MSC"), entered into a Credit and Supply Agreement, Security Agreement and related Working Capital Promissory Note, each dated as of May 29, 2001 (the "Credit Agreement," the "Security Agreement" and the "Note," respectively); and (iii) certain stockholders of the Company granted irrevocable proxies in favor of PCC with respect to the transactions contemplated by the PCC Merger Agreement (the "Proxies" and, collectively with the Merger Agreement, the Stock Warrant Agreement, the Credit Agreement, the Security Agreement and the Note, the "PCC Transaction Documents");

     WHEREAS, the Company desires to enter into a merger agreement with the Buyer;

     WHEREAS, PCC is willing to terminate the PCC Transaction Documents and consent to the Company's execution of this Agreement, subject to the terms and conditions of a certain termination agreement of even date herewith to be entered into by the Company, PCC, MSC and the Buyer;

     WHEREAS, the Boards of Directors of the Buyer, the Buyer Sub and the Company have determined that it is in the best interests of their respective companies and their shareholders to enter into the Agreement and consummate the business combination transactions provided for herein, including the merger (the "Merger") of the Buyer Sub with and into the Company, subject to the terms and conditions set forth herein;

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger; and

     WHEREAS, as a condition and inducement to the Buyer's willingness to enter into this Agreement, Darryl Peck, President and Chief Executive Officer of the Company, is concurrently delivering to the Buyer an irrevocable proxy, in substantially the form attached hereto as Exhibit A, pursuant to which among
                                          ---------
other things, Mr. Peck has designated the Buyer as his proxy to vote his shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and the Company agree as follows:

                            ARTICLE I. Definitions

     1.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (a) "Affiliate" of a specified person shall mean a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person, including, without limitation, any partnership or joint venture in which the person (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 10% ownership or more.

               (b) "Agreement Documents" shall mean this Agreement and all other agreements, certificates and instruments to be executed in connection with or pursuant to this Agreement.

               (c)  "Associates" shall have the meaning defined in Section
4.25(m).

               (d) "Business" shall mean the business of the Company, which is acting as an Internet retailer of consumer and business technology and related products, and offering eBusiness services including but not limited to end-to-end e-commerce solutions, Web site design and hosting, product merchandising, and order processing and fulfillment to other retailers.

               (e) "Business Vendors" shall have the meaning defined in Section 4.16.

               (f) "Business Day" shall mean any day on which banks are not required or authorized to close in the City of Boston.

               (g)  "Buyer Board" shall have the meaning defined in Section
5.02.

               (h) "Certificate" shall have the meaning defined in Section 3.02(a).

               (i)  "Certificate of Merger" shall have the meaning defined in
Section 2.02.

               (j)  "Closing" shall have the meaning defined in Section 2.02.

               (k)  "Closing Date" shall have the meaning defined in Section
2.02.

               (l) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (m) "Company" shall mean Cyberian Outpost, Inc. or, after the Merger, the Surviving Corporation.

               (n)  "Company Board" shall have the meaning defined in Section
4.05.

               (o)  "Company Common Stock" shall have the meaning defined in
Section 3.01.

               (p) "Company Disclosure Schedule" shall have the meaning defined in the preamble to Article IV.

         (q) "Company Equity Interest" shall refer to all Equity Interest in the Company at the time outstanding.

         (r) "Company Financial Statements" shall mean (i) the consolidated balance sheets of the Company and its subsidiaries as of February 28, 2000 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended February 28, 1999 through 2001, inclusive, and the related notes and schedules, each of which has been audited by KPMG LLP; and (ii) the consolidated balance sheets of the Tweeter Joint Venture and its subsidiaries as of March 31, 2000 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended March 31, 1999 through 2001, inclusive, and the related notes and schedules, each of which has been audited by KPMG LLP.

          (s)  "Company Insider" shall have the meaning defined in Section 4.37.

          (t)  "Company Plans" shall have the meaning defined in Section 4.29.

          (u)  "Company Reports" shall have the meaning defined in Section 4.14.

          (v) "Company Stock Option" shall have the meaning defined in Section 4.03(c).

          (w)  "Company Stock Option Plans" shall have the meaning defined in
Section 4.03(b).

          (x) "Constituent Corporation" means the Surviving Corporation and the Buyer Sub, collectively.

          (y) The term "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          (z) "Currently Conducted," when referring to the Business, shall include the Business as it is now conducted or contractually committed to be conducted.

          (aa) "DGCL" shall mean the Delaware General Corporation Law, as amended.

          (bb) "Deferred Intercompany Transaction" shall have the meaning set forth in Treasury Regulation (S)1.1502-13.

          (cc) "Effective Time" shall have the meaning defined in Section 2.02.

          (dd) "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
(S)9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (S)7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S)1101, et seq; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern. "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

          (ee) "Equity Interest" in the case of a corporation shall mean its capital stock, and in the case of a limited liability company shall mean its units or other ownership interests.

          (ff) "Excess Loss Account" shall have the meaning set forth in Treasury Regulation (S)1.1502-19.

          (gg) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (hh) "Expiration Date" shall have the meaning defined in Section 10.01(b).

          (ii) "Forbearance and Deferral Agreement" shall have the meaning defined in Section 4.43.

          (jj) "Governmental Entity" shall have the meaning defined in Section 4.07.

          (kk) "Intellectual Property" shall have the meaning defined in Section 4.38(a).

          (ll) "Latest Balance Sheet Date" shall have the meaning defined in
Section 4.13(b).

          (mm) "Latest Balance Sheets" shall have the meaning defined in Section 4.13(b).

          (nn) "Liabilities" shall have the meaning defined in Section 4.22.

          (oo) "Lien" shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

          (pp) "Material Adverse Effect" shall mean any change or effect that is materially adverse to the business, financial condition or results of operations of a Party and its subsidiaries and Affiliates, taken as a whole, except to the extent that such change or effect is attributable to or results from (i) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of a Party, or (ii) changes in general economic conditions or changes affecting the industry generally in which such Party operates. Without limiting the generality of the foregoing, it shall be a "Material Adverse Effect" if a Party files or becomes the subject of a bankruptcy proceeding, makes an assignment for the benefit of creditors, or has a receiver, trustee or conservator appointed for any substantial part of its assets or properties.

          (qq) "Material Contracts" shall have the meaning defined in Section 4.26.

          (rr)  "Merger" shall have the meaning defined in the Preamble.

          (ss) "Merger Consideration" shall have the meaning defined in Section 3.01.

          (tt)  "Merger Letter of Transmittal" shall have the meaning defined in
Section 3.03(b).

          (uu) "Organizational Documents" shall mean a corporation's Articles of Organization, Certificate of Incorporation, or equivalent organizational documents or, in the case of a limited liability company, its Certificate of Formation or Limited Liability Company Agreement.

          (vv) "Party" shall mean each of the Company, the Buyer and the Buyer Sub.

          (ww)  "Paying Agent" shall have the meaning defined in Section
3.03(a).

          (xx) The term "person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (yy) "Previously Disclosed" shall mean disclosed in a Company Disclosure Schedule dated on or prior to the date hereof.

          (zz)  "Proxy Statement" shall have the meaning defined in Section
4.41.

          (aaa) "Requisite Approvals" shall have the meaning defined in Section 9.01(c).

          (bbb) "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

          (ccc) "Secured Promissory Note" shall have the meaning defined in
Section 8.05.

          (ddd) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (eee) "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment the Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated under each of said acts.

          (fff) "Special Meeting" shall have the meaning defined in Section
6.05.

          (ggg) The terms "subsidiary" or "subsidiaries" of the Buyer, the Company or any other person shall mean an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries, except as otherwise defined herein.

          (hhh) "Surviving Corporation" shall have the meaning defined in
Section 2.01.

          (iii) "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not (including any interest in respect of such penalty or addition).

          (jjj) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement, relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (kkk) "Tweeter Joint Venture" means Tweeter@outpost.com, LLC a joint venture of Cyberian Outpost, Inc. and Tweeter Home Entertainment Group, Inc.

          (lll) "WARN Act" shall have the meaning defined in Section 4.31(b).

                            ARTICLE II. The Merger

    2.01. The Merger. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.02 hereof): (a) Buyer Sub shall be merged with and into the Company with the Company continuing as the surviving corporation (the "Surviving Corporation"); and (b) the separate existence of Buyer Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Buyer Sub shall be vested in and assumed by the Surviving Corporation.

     2.02. Effective Time. The Merger shall be effected by the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with Delaware law to become effective on the day of the closing ("Closing Date") provided for in Article XI hereof (the "Closing"). The term "Effective Time" shall mean the time on the Closing Date (or a subsequent date not later than the opening of business on the next Business Day) when the Merger becomes effective as set forth in the Certificate of Merger.

     2.03. Certificate of Incorporation and By-laws of Surviving Corporation. The Certificate of Incorporation and By-laws of Buyer Sub immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

     2.04. Directors and Officers of Surviving Corporation. The Directors and officers of Buyer Sub immediately prior to the Effective Time shall be the initial Directors and officers of Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of Surviving Corporation, except that Darryl Peck and Christopher J. Walls shall be President and Chief Executive Officer, and Vice President, Corporate Counsel, respectively, of the Surviving Corporation.

     2.05. Additional Actions. If, at any time after the Effective Time, the Constituent Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Constituent Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Constituent Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Constituent Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Constituent Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

     2.06. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

                       ARTICLE III. Conversion of Shares

     3.01. Conversion. At the Effective Time, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock then owned by the Company, any Company subsidiary, the Buyer, or any Buyer subsidiary), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $0.25 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon the surrender of the Certificate formerly representing such share.

     3.02.  Conversion of Stock.

               (a) All the Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of the Company Common Stock shall thereafter represent the right to receive the Merger Consideration into which the Company Common Stock represented by such Certificate has been converted.

               (b) At the Effective Time, all shares of the Company Common Stock held in the treasury of the Company and all shares of the Company Common Stock owned by the Buyer or owned beneficially by any subsidiary of the Buyer shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

               (c) The provisions of Section 3.01 are based on the assumption that there will be no more than 36,072,267 shares of Company Common Stock outstanding or issuable upon the exercise of options or warrants or otherwise, at the Effective Time. If there is any increase in this number as of the Effective Time, the provisions of Section 3.01, including the Merger Consideration, will be appropriately adjusted.

     3.03. Procedures for Exchange of the Company Common Stock for Merger Consideration.

               (a) Prior to the Effective Time, the Buyer shall designate a bank or trust company acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"). When and as needed, the Buyer shall provide the Paying Agent with immediately available funds in an amount necessary to make the payments contemplated by this Article III.

               (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each record holder of any Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer or Buyer Sub may reasonably specify) (the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate or Certificates, together with such Merger Letter of Transmittal duly executed, and any other required documents, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor the Merger Consideration less any applicable withholding taxes, and such Certificate or Certificates shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such amount as the Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

          (c) At any time following twelve (12) months after the Effective Time, the Buyer (or, at the Buyer's option, the Surviving Corporation) shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the cash payable upon due surrender of their Certificates. Notwithstanding the foregoing, none of the Buyer, the Buyer Sub or the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock. Until surrendered in accordance with the provisions of this Section, each Certificate (other than Certificates representing shares of Company Common Stock held by the Buyer or any direct or indirect subsidiary of the Buyer, the Company or any of its subsidiaries) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares evidenced by such Certificate, without any interest theron.

          (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided herein.

     3.04. Buyer Sub Common Stock. Each share of common stock of the Buyer Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation at the Effective Time.

                                  ARTICLE IV.
                 Representations And Warranties of the Company

     Except as set forth in a specific section of the Disclosure Schedule previously delivered by the Company to the Buyer (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Buyer as follows:

    4.01. Organization and Qualification.

          (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in Connecticut and Ohio. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

          (b) Outpost Holdings LLC ("Holdings Sub"), OutpostPro.com, Incorporated ("CMP Sub"), Tweeter@Outpost.com, LLC (the "Tweeter Joint Venture"), and Outpost Vendor Supply A ("Vendor Sub") are the only direct subsidiaries of the Company. CMPExpress.com Internet Development Plc ("India Sub") is a wholly owned subsidiary of CMP Sub. Holdings Sub, CMP Sub, Tweeter Joint Venture, Vendor Sub and India Sub are, collectively, the "Company Subsidiaries". The Company owns 50% of the Equity Interest of the Tweeter Joint Venture and all of the Equity Interest of CMP Sub, Holdings Sub and Vendor Sub. Other than its interest in the Company Subsidiaries, the Company does not, directly or indirectly, own any Equity Interest or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity. Without limiting the generality of the foregoing, the Company owns no Equity Interest in Outpost Vendor Supply B, nor is Outpost Vendor Supply B a party to a contract with Wolf Camera.

          (c) Holdings Sub is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CMP Sub is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is qualified to do business in New Jersey. The Tweeter Joint Venture is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Vendor Sub is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. India Sub is an Indian private liability corporation duly organized, validly existing and in good standing under the laws of India. Each Company subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification.

    4.02. Organizational Documents; By-Laws; Corporate Records. The Company has heretofore made available to the Buyer true, complete and correct copies of the Organizational Documents and the By-laws or equivalent organizational documents, in each case as amended and restated to date, of the Company. Such Organizational Documents, By-laws and equivalent organizational documents are in full force and effect. The Company is not in violation of any provision of its Organizational Documents or equivalent organizational documents or of its By-laws. The minute books of the Company, a copy of which has been made available to the Buyer, contain in all material respects true and correct records of all meetings held during the period beginning on January 1, 1998 and ending on April 12, 2001 and true and complete records of all other corporate actions taken of the Company's stockholders and board of directors (including committees of the board of directors) during such period.

    4.03. Capitalization of Company.

          (a) The authorized Equity Interest of the Company consists of fifty million (50,000,000) shares of common stock, $0.01 par value per share, and ten million (10,000,000) shares of Preferred Stock, $0.01 par value per share, of which 31,693,545 shares of common stock and no shares of Preferred Stock are issued and outstanding.

          (b) Except (i) for options to acquire not more than 4,022,015 shares of Company Common Stock pursuant to stock options outstanding as of the date hereof under the Company's 1997 and 1998 Incentive Stock Plans and the Company's Restated 1998 Employee, Director and Consultant Stock Plan (the "Company Stock Option Plans"), and (ii) as otherwise disclosed on Section 4.03 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interest of the Company or obligating the Company to issue or sell any Equity Interests of, or other equity interests or Rights in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests or Rights of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company. All of the Company Equity Interests are duly authorized, validly issued in compliance with all applicable laws, and are fully paid and nonassessable and are free of preemptive or similar rights created by statute, the Organizational Documents of the Company, or any other agreement to which the Company is a party or bound.

          (c) A true and correct list of all outstanding options for the purchase of Company Common Stock ("Company Stock Options"), including name of optionee, number of shares, and option exercise price, is set forth on Section
4.03 of the Company Disclosure Schedule.

          (d) The Company Board has taken reasonable steps to ensure that all outstanding Company Stock Options and all Company Stock Option Plans shall terminate and be of no further force and effect not later than immediately prior to the Effective Time.

    4.04. Ownership of Affiliates. The only Affiliates of the Company (each a "Company Affiliate") are set forth on Section 4.04 of the Company Disclosure Schedule. The Company shall not be in violation of this Section 4.04 for not listing a person as an Affiliate if the Company believes in good faith that the person is not an Affiliate and if such person is not a director or officer of the Company and does not own greater than or equal to ten percent of the outstanding capital stock of the Company. The Equity Interests of the Company Affiliates that are known to the Company have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned as specified in Section 4.04 of the Company Disclosure Schedule, free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. To the knowledge of the Company, no Rights are authorized, issued or outstanding with respect to the Equity Interests of any Company Affiliate and, to the knowledge of the Company, there are no agreements, understandings or commitments relating to the rights of any Company Affiliate to vote or dispose of said Equity Interests.

    4.05. Authority. The Company has full corporate power and authority (other than the approval of the Company's stockholders) (i) to execute and deliver all Agreement Documents to be executed by the Company in connection with or pursuant to this Agreement; (ii) to perform its obligations under the Agreement Documents and (iii) to consummate the transactions contemplated by the Agreement Documents. The execution and delivery of the Agreement Documents, including, without limitation, the irrevocable proxy granted by Darryl Peck to the Buyer with respect to Mr. Peck's shares of Company Common Stock, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly approved by unanimous vote of the Board of Directors or other governing body of the Company (the "Company Board"), including, without limitation, for all purposes of and under Section 203 of the DGCL, and no other corporate proceedings on the part of the Company (other than the approval of the Company's stockholders) are necessary to approve the Agreement Documents or to consummate the transactions contemplated hereby or thereby. The Agreement Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    4.06. No Conflict.

          (a) Assuming the effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all required consents, approvals, authorizations or permits from, Governmental Entities, as well as approval of the Merger by the Company's stockholders, neither the execution, delivery and performance of the Agreement Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents or By-laws of the Company, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, or by which any property or asset of the Company is bound or affected, or (iii) except as set forth on
Section 4.06 of the Company Disclosure Schedule, conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, pledge, security interest, charge or other encumbrance on any property or asset of the Company pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party, or by which the Company is bound or affected.

          (b) Neither the execution, delivery and performance of the Agreement Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will result in the cancellation or termination of, or give any party the right to cancel, modify or amend any agreement for the sale of materials, products, services or supplies or qualification authorizing or permitting the Company to sell materials, products, services or supplies or qualification to any person.

     4.07. Consents and Approvals. The execution, delivery and performance of this Agreement by the Company does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign (each a "Governmental Entity") or with any third party, except for (A) applicable requirements, if any, of state takeover laws, (B) filing and recordation of appropriate merger documents as required by the laws of the State of Delaware; (C) compliance with applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the pre-Merger notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended or Foreign Competition Laws, (D) consents of third parties disclosed on Section 4.25 of the Company Disclosure Schedule, or (E) the approval of the Company's stockholders. The Company is not aware of any reason why the approvals, consents and waivers referred to herein should not be obtained.

     4.08. Absence of Certain Payments. Neither the Company nor any director or officer, nor, to the knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company has used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

     4.09. Compliance. Except as disclosed on Section 4.09 of the Company disclosure Schedule, the Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to, and has complied with and is not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies or guidelines of any Governmental Entity, applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected; and the Company does not know of, nor has it received notice of, any material violations of any of the above.

     4.10. Title to Assets. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, the Company has good and marketable title to all of the assets it purports to own (a complete list of which is set forth in Section 4.10(a) of the Company Disclosure Schedule), and owns all of such assets free and clear of any Liabilities (as defined in Section 4.22) or Liens, other than
(i) statutory liens securing current taxes and other obligations that are not yet delinquent and (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties. The Company holds a valid leasehold interest in all of the leased assets of the Company.

     4.11. Condition of Assets. All of the assets of the Company, including any assets held under leases or licenses, are in good condition and repair, ordinary wear and tear excepted, and are in good working order and have been properly and regularly maintained.

     4.12. Sufficiency of Property and Assets to Conduct Business. The assets, rights, personal property, permits and contracts of the Company to be transferred to the Buyer in connection with the Merger (a) constitute all the properties, assets and rights used in connection with the Business as Currently Conducted, and also (b) include all the assets, properties and rights necessary for the Buyer to conduct the Business in all material respects as Currently Conducted. The Company is not, and the Buyer will not be, restricted from carrying out the Business or any part thereof by any agreement, instrument, indenture or court of arbitration decree.

     4.13. Financial Statements.

           (a) The Company has previously made available to the Buyer, for copying, originals of the Company Financial Statements, which are accompanied by the audit report of KPMG, LLP, independent public accountants for the Company. The Company Financial Statements referred to in this Section 4.13 (including the related notes, where applicable) fairly present, and the financial statements referred to in Sections 6.02 and 6.03 hereof each will fairly present (subject, in the case of unaudited statements, to audit adjustments normal in nature and amount and the addition of customary notes), the assets, liabilities, results of the operations and changes in stockholders' equity and financial position of the Company and the Tweeter Joint Venture, as the case may be, for the respective periods or as of the respective dates therein set forth; the Company Financial Statements (including the related notes, where applicable) have been prepared, and the financial statements referred to in Sections 6.02 and 6.03 hereof will be prepared, in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout and among the periods covered thereby, except as indicated in the notes thereto. The audits of the Company and the Tweeter Joint Venture, as the case may be, have been conducted in all material respects in accordance with generally accepted auditing standards. The Company Financial Statements have been prepared from the books and records of the Company or the Tweeter Joint Venture, as the case may be, and the books and records of the Company and the Tweeter Joint Venture, as the case may be, are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

           (b) The balance sheets of the Company as of February 28, 2001 and May 31, 2001 (the "Latest Balance Sheets"), including the notes thereto, make adequate provision for all material liabilities and obligations of every nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of the Company as of February 28, 2001 and May 31, 2001, respectively, and except as and to the extent set forth on such balance sheets, the Company has no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) which would be required to be reflected or disclosed on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. The Latest Balance Sheets have been prepared on a basis consistent with the accounting principles and practices used in preparing previous balance sheets provided to the Buyer. A true and correct copy of the July 31, 2001 balance sheet is attached as Section 4.13(b) of the Company Disclosure Schedule.

          (c) No facts or circumstances exist which would give the Company reason to believe that a material liability or obligation that, in accordance with GAAP applied on a consistent basis, should have been reflected or disclosed on such balance sheets, was not so reflected or disclosed.

     4.14. Company Reports. The Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed, with (i) the Securities and Exchange Commission ("SEC") pursuant to the Securities Act or the Exchange Act, and (ii) any applicable state securities authorities (all such reports and statements are collectively referred to herein as the "Company Reports"). As of their respective dates, no such Company Reports filed with the SEC contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date shall, from and after such filing, be deemed to modify information as of an earlier date.

     4.15. Inventory. All inventories reflected in the Latest Balance Sheets or included in the assets of the Company are of good and merchantable quality and are salable in the ordinary course of business (in the case of inventory held for sale) or currently usable (in the case of other inventory). The value of the inventories reflected in the Latest Balance Sheets are stated in accordance with GAAP applied on a consistent basis. Except as set forth on Section 4.15 of the Company Disclosure Schedule, the inventory contains no obsolete or outdated items.

     4.16. Relationship with Vendors, Manufacturers, and Resellers. The Company's business relationship with vendors, manufacturers, and resellers ("Business Vendors") with whom it has business dealings are generally satisfactory. Section 4.16 of the Company Disclosure Schedule sets forth a list of the one hundred (100) largest Business Vendors, based on sales from March 1, 2001 to the date hereof. The Company does not now have a material dispute with any Business Vendor. Except as set forth on Section 4.16 of the Company Disclosure Schedule, in the past two years the Company has not received any written notice that indicates dissatisfaction with the Company's performance of its obligations to its Business Vendors. No notice has been received by the Company with respect to the possible termination or modification of any relationship with a Business Vendor, including but not limited to modifications in co-op funds, rebates or marketing funds, and, except as set forth on Section
4.16 of the Company Disclosure Schedule, the Company has no reason to believe that any business or financial relationship with a Business Vendor is likely to be adversely affected by consummation of the Merger.

     4.17. Authorized Representative. Set forth on Section 4.17 of the Company Disclosure Schedule is a complete list and description of the vendors and manufacturers for which the Company is an authorized representative ("Vendor Relationships"). Except as disclosed in

Section 4.17 of the Company Disclosure Schedule, no notice has been received with respect to the possible termination or modification of any Vendor Relationship and the Company has no reason to believe that any Vendor Relationship will be adversely affected by consummation of the Merger.

    4.18. Return Policy; Warranty and Product Liability Claims.

           (a) Section 4.18 of the Company Disclosure Schedule contains a true and complete description of the Company's return policy for the business of the Company, including, without limitation, a description of the circumstances under which cash or merchandise refunds are given or goods are repaired by the Company or the original manufacturer.

          (b) Neither the Company nor any officer or director of the Company is or has been a defendant in any product liability litigation relating to any product sold by the Company, and no such litigation is or has been threatened.

    4.19. Customer Complaints. Set forth on Section 4.19 of the Company Disclosure Schedule is a description of all customer complaints received by the Company over the past year, other than one-time, non-systemic complaints received in the normal course of the Company's business.

    4.20. Customer Lists. As of July 31, 2001, the Company had a total of approximately 1.4 million customers of which approximately 800,000 have made purchases in the last 12 months.

    4.21. Accounts Receivable; Accounts Payable.

          (a) All accounts receivable and vendor accounts receivable, reflected in the Latest Balance Sheets or generated since the date of the Latest Balance Sheets (the "Latest Balance Sheet Date"), arose in the ordinary course of business and are fully collectible in the ordinary course of business, at the face amount thereof less any reserve reflected in the Latest Balance Sheets, and are not subject to counterclaim, setoff or other reduction. Set forth on Section 4.21(a) of the Company Disclosure Schedule is a true, correct and complete list, including aging information, of all such accounts receivable and vendor accounts receivable as of the Latest Balance Sheet Date.

          (b) Set forth on Section 4.21(b) of the Company Disclosure Schedule is a true, correct and complete list, including aging information, of all of the Company's accounts payable as of the Latest Balance Sheet Date.

    4.22. No Undisclosed Liabilities. The Company does not have any direct or indirect debts, liabilities or obligations, including any liability for Taxes, whether known or unknown, absolute, accrued, contingent or otherwise ("Liabilities"), except (a) Liabilities fully reflected in the Latest Balance Sheets and related financial statement notations; (b) accounts payable and Liabilities incurred in the ordinary course of business and consistent with past practice since the Latest Balance Sheet Date; (c) obligations to be performed in the ordinary course of business, consistent with past practice, under the agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments set forth in Attachment 4.25 to Section 4.25 of the

Company Disclosure Schedule or under agreements not required to be disclosed pursuant to Section 4.25 and (d) Liabilities disclosed in the Company Reports. The Company does not and will not have any obligations for severance costs, vacation pay or sick leave associated with any employee of the Company in excess of $10,000, other than as set forth on Section 4.24 of the Company Disclosure Schedule and other than obligations that are satisfied prior to the Effective Time. Except as disclosed on Section 4.22 of the Company Disclosure Schedule, the Company does not and will not have any obligations for warranty repair or replacement, or otherwise in connection with the sale of materials, products, services or supplies.

     4.23. Absence of Certain Changes or Events. Since February 28, 2001, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in manners consistent with past practice and, since February 28, 2001, except as set forth in Section 4.23 of the Company Disclosure Schedule, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, (b) any material damage, destruction or loss with respect to any property or asset of the Company, (c) any change by the Company in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (d) any revaluation by the Company of any asset, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry by the Company into any contract or commitment of more than $100,000, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any Equity Interest of the Company or any redemption, purchase or other acquisition of any of its securities, (g) any increase in or establishment of any insurance, severance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or the taking of any other material action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company,
(h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by the Company for federal or state income tax purposes,
(j) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including, without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (k) any forgiveness or cancellation of any material indebtedness or material contractual obligation, (l) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company with a value in excess of $25,000 in the aggregate, (m) any acquisition or disposition of any assets or properties (not including inventory acquired or disposed of in the ordinary course of business consistent with past practice) having a value in excess of $100,000, or any contract for any such acquisition or disposition entered into, or (n) any lease of real or personal property entered into, other than in the ordinary course of business consistent with past practice.

     4.24. No Bonuses or Other Payments to Employees, Directors, Officers. Since February 28, 2001, except as disclosed on Section 4.24 of the Company Disclosure Schedule, the Company has not (a) paid or agreed to pay any bonus or any other increase in the compensation payable or to become payable, or (b) granted or agreed to grant any bonus, severance, retention or termination pay, or entered into any contract or arrangement to grant any bonus, severance, retention or termination pay, to any director, officer or employee of the Company.

     4.25.  Agreements, Contracts and Commitments. Except as disclosed in
Section 4.25 of the Company Disclosure Schedule, the Company is not a party to:

          (a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or other arrangement covering the Company's employees;

          (b) any employment agreement with any of the Company's employees that contains any severance pay liabilities or obligations;

          (c) any agreement for personal services or employment with any of the Company's employees that is not terminable on 30 days' (or less) notice by the Company without penalty or obligation to make payments related to such termination;

          (d) any agreement of guarantee or indemnification in an amount that is material to the Company;

          (e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company to compete with any person in any geographic area or to engage in any line of business;

          (f) any lease to which the Company is a party as lessor or lessee that (x) provides for future payments of $10,000 or more, or (y) is material to the conduct of the business of the Company;

          (g)  any joint venture agreement or profit-sharing agreement;

          (h) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $5,000 or more;

          (i) any license agreement, either as licensor or licensee, or distributor, dealer, franchise, manufacturer's representative, sales agency or other similar agreement or commitment;

          (j) any agreement or arrangement for the assignment, sale or other transfer by the Company of any agreement or lease (or right to payment thereunder) by which it leases materials, products or other property to a third party;

          (k) any contract or agreement that provides any discount other than pursuant to the Company's standard discount terms;

          (l) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company;

          (m) any current agreement or commitment, not elsewhere specifically disclosed pursuant to this Agreement, to which present or former directors, officers or Affiliates of the Company or any of their "Associates" (as defined in the rules and regulations promulgated under the Securities Act) are parties;

          (n) any agreement or arrangement for the sale of any of the assets, properties or rights of the Company (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights or any material agreement that requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights;

          (o) any contract providing for the payment of a commission or other fee calculated as or by reference to the volume of web traffic or a percentage of the profits or revenues of the Company or of any business segment of the Company;

          (p) any contract or agreement not described above involving the payment or receipt by the Company of more than $25,000, or, in the case of contracts involving payments by the Company, which cannot be terminated by it on 30 days' notice without penalty, cost or liability; or

          (q) any contract or agreement not described above that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Company, including without limitation, agreements relating to web site development and operations; marketing, promotion, affiliate and advertising, including search engine referrals and Internet private labeling; fulfillment operations; and telephone, credit card and freight carrier services.

     4.26.  Contracts in Full Force and Effect. Except as set forth on Schedule
4.26 of the Company Disclosure Schedule, all agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments set forth on Attachment 4.25 to Section 4.25 of the Company Disclosure Schedule are valid and in full force and effect, and those designated with an "M" on Attachment 4.25 to
Section 4.25 of the Company Disclosure Schedule are Material Contracts. For the purposes of this Agreement, "Material Contracts" are those agreements, contracts, plans, leases, instruments, arrangements, licenses or commitments the breach, termination or loss of performance of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.26 of the Company Disclosure Schedule, the Company has not, nor to the knowledge of the Company has any other party thereto, breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances (including, without limitation, the proposed consummation of the transactions contemplated hereby) that would reasonably indicate that the Company will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license. Except as set forth on Schedule 4.26 of the Company Disclosure Schedule, no notice has been received by the Company with respect to the possible termination or modification of any Material Contract, and the Company has no reason to believe that any business or financial relationship with any party to a Material Contract is likely to be adversely affected by consummation of the Merger. Section 4.25 of the Company Disclosure Schedule correctly identifies each such contract the provisions of which would be limited or otherwise adversely affected by this Agreement or the consummation of the Merger and each such contract that requires the consent of a third party in order to have such contract remain in full force and effect after consummation of the Merger. The Company has made available to the Buyer a true, correct and complete copy of each contract listed on Attachment 4.25 to Section 4.25 of the Company Disclosure Schedule, including all amendments thereto.

     4.27. Environmental Liability. There is no litigation or other proceeding seeking to impose, or that could reasonably result in the imposition on the Company of, any liability arising under any of the Environmental Laws, pending or, to the knowledge of the Company, threatened or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome against the Company; there is no reason for any such potential litigation that would impose any such liability; and the Company is not subject to any agreement, order, judgment, decree, or memorandum by or with any court, Governmental Entity, regulatory authority or agency, or third party imposing any such liability.

     4.28. Absence of Litigation. Except as set forth in Section 4.28 of the Company Disclosure Schedule, the Company is not a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other material claims, actions, proceedings or investigations of any nature, against the Company or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and no facts or circumstances have come to the attention of the Company which could cause it to believe that a material claim, action, proceeding or investigation against or affecting the Company could reasonably be expected to occur. Neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award which restricts the Company's ability to conduct business in any area in which it presently does business or which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     4.29. Employee Benefit Programs. Section 4.29 of the Company Disclosure Schedule contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by the Company and maintained at any time by the Company or by any other member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group which includes the Company (defined in accordance with Section 414(b), (c) and (m) of the Code) (each, an "ERISA Affiliate") (collectively, the "Company Plans"). The Company has made available to the Buyer true, correct and complete copies of all the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. With respect to any "defined benefit plan," as defined in Section 3(35) of ERISA, the Company has made available a copy of the latest annual actuarial report, and with respect to all the Company Plans the latest Forms 5500. Except as to benefits provided in accordance with each of the Company Plans, neither the Company nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has the Company or any Affiliate ever been obligated to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA.

     4.30. Employees. Section 4.30 of the Company Disclosure Schedule lists each employee or consultant of the Company, as well as each employee's and consultant's date of hire, title, department, leave status, current salary/rate of compensation, current bonus eligibility, date of last review and salary/bonus increase, accrued vacation, retention or severance eligibility and accrued sick time and for each of 2001 year to date and 2000 each employee's or consultant's salary, bonus, commissions and total compensation paid. No such employee or consultant has given the officers or the human resources department of the Company any notice of his/her specific plan to terminate his/her employment relation on a date prior to the Effective Time. All employees of the Company are in good standing under the Company's employment policies and manuals.

     4.31.  Labor Matters.

          (a) No work stoppage involving the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in, nor, to the knowledge of the Company, is the Company threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the business activities of the Company. No employee of the Company is represented by any labor union, and no labor union is attempting to organize employees of the Company.

          (b) The Company has not implemented and does not intend to implement a "plant closing" or a "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN Act"), 29 U.S.C. (S)2101 et seq., or any similar state law or regulation.

     4.32.  Real Property and Leases.

          (a) The Company does not own any real property.

          (b) The Company has received no notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the Company's properties.

          (c) All leases of real property leased for the use or benefit of the Company to which the Company is a party, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by the Company, nor, to the knowledge of the Company, has any event occurred which with notice or lapse of time or both would constitute a material default thereunder by the Company.

          (d) Section 4.32 of the Company Disclosure Schedule sets forth a description (including the street address) of all real property leased by the Company. No premises other than such leased properties are used in the Business.

     4.33. Taxes and Tax Returns. Except as disclosed in Section 4.33 of the Company Disclosure Schedule, the Company represents to the Buyer as follows:

          (a) Each of the Company and its subsidiaries has filed all Tax Returns that it was required to file, and prior to the Closing Date will have filed all Tax Returns for the fiscal year ended February 28, 2001 ("2001 Tax Returns"), whether or not such 2001 Tax returns are or have become due as of the Closing Date. All such Tax Returns were (or will be) correct and complete in all respects. All Taxes owed by any of the Company and its subsidiaries (whether or not shown on any Tax Return) have been paid, including all Taxes shown on the 2001 Tax Returns. Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.
No claim has ever been made by an authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns asserting that the Company or a subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of the Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) No director or officer (or employee responsible for Tax matters) of the Company and its subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or its subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the directors or officers (or employee responsible for Tax matters) of the Company and its subsidiaries have knowledge based upon personal contact with any agent of such authority. Section 4.33 of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its subsidiaries for taxable periods ended on or after February 28, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statement of deficiencies assessed against or agreed to by the Company or any of its subsidiaries since February 28, 1998.

          (d) None of the Company and its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of the Company and its subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations. None of the Company and its subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G or Code section 162(m). None of the Company and its subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). None of the Company and its subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its subsidiaries
(i) has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. federal income tax returns, a group the common parent of which was the Company or (ii) has any Liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (f) Section 4.33 of the Company Disclosure Schedule sets forth the following information with respect to each of the Company and its subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company or subsidiary in its assets; (B) the basis of the stockholder(s) of the subsidiary in its stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or subsidiary, and the date on which such amounts arose; and (D) the amount of any Deferred Intercompany Transaction.

          (g) The unpaid Taxes of the Company and its subsidiaries (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheets (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing its Tax Returns.

          (h) None of the Company and its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law);
(B) "closing agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) Deferred Intercompany Transaction or Excess Loss Account; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          (i) The Company has not experienced an "ownership change" described in section 382 of the Code.

          (j) Each of CMP Sub and Vendor Sub has always participated in the filing of a consolidated federal income tax return with the Company as common parent.

          (k) For federal income tax purposes, Holdings Sub has since its formation been treated as a disregarded entity.

          (l) For federal income tax purposes, the Tweeter Joint Venture has since its formation been treated as a partnership. As of July 31, 2001, the amount of the Company's capital account in the Tweeter Joint Venture was $3,330,372. The Company has a 50% percent interest in the profits, and a 50% percent interest in the losses, of the Tweeter Joint Venture.

     4.34. Insurance. The Company has made available to the Buyer true and complete copies of all material policies of insurance of the Company currently in effect. All of the policies relating to insurance maintained by the Company with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and the Company has not received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of the Company which are maintained by the Company or which are otherwise included as assets on the books of the Company (i) are, or will be at the Effective Time, owned by the Company, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of the Buyer, and (ii) are accounted for properly as assets on the books of the Company, as applicable, in accordance with GAAP in all material respects. The Company does not have any material liability for unpaid premiums or premium adjustments not properly reflected on the Company Financial Statements delivered to the Buyer hereunder.

     4.35. State Takeover Laws. The Company Board has approved the transactions contemplated by this Agreement, including the grant by Mr. Peck to the Buyer of an irrevocable proxy with respect to his shares of Company Common Stock, and taken all other requisite action such that the provisions of the laws of the DGCL and any provisions of the Company's Organizational Documents relating to special voting requirements for certain business combinations will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

     4.36. Competing Interests. None of the Company or any director or officer of the Company, or, to the knowledge of the Company, any agent or employee of the Company, or any Affiliate or immediate family member of any of the foregoing
(a) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Material Contract or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 3% of the outstanding securities in such class. Neither the Company, nor any director or officer of the Company, nor, to the knowledge of the Company, any agent or employee of the Company, is a party to any non-competition, non-solicitation, exclusivity or other similar agreement that would in any way restrict the business or activities of the Company or the Buyer.

     4.37. Interests of Company Insiders. Except as set forth in Section 4.37 of the Company Disclosure Schedule, no director, officer, agent or employee of the Company, or any Affiliate or immediate family member (each, a "Company Insider") of any of the foregoing, (a) has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the business of the Company, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans or (b) is owed any money by or owes any money to the Company.

     4.38.  Intellectual Property.

          (a) For purposes of this Agreement, "Intellectual Property" means all
(i) patents, copyrights and copyrightable works, trademarks, service marks, trade names, service names, brand names, logos, trade dress, Internet domain names and all goodwill symbolized thereby and appurtenant thereto; (ii) trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, drawings and processes; (iii) artwork, photographs, editorial copy and materials, formats and designs, including, without limitation, all content currently or previously displayed through Internet sites owned or operated by the Company; (iv) customer, partner, prospect and marketing lists, market research data, sales data and traffic and user data; (v) registrations, applications, recordings, common law rights, "moral" rights of authors, licenses (to or from the Company) and other agreements relating to any of the foregoing; (vi) rights to obtain renewals, reissues, extensions, continuations, divisions or equivalent extensions of legal protection pertaining to the foregoing; and (vii) claims, causes of action or other rights at law or in equity arising out of or relating to any infringement, misappropriation, distortion, dilution or other unauthorized use or conduct in derogation of the foregoing occurring prior to the Closing.

          (b) Section 4.38(b) of the Company Disclosure Schedule lists all pending and registered patents, copyrights, trademarks and service marks owned by the Company or a Company subsidiary.

          (c) The Company or a Company subsidiary owns or otherwise has the right to use pursuant to Material Contracts (or standard form "shrink wrap" license agreements for software regularly available in retail sales) all Intellectual Property used by the Company or a Company subsidiary in connection with or necessary to the operation of the Business, without infringing on the rights of any person. The Company is not obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property.

          (d) Except as set forth in Section 4.38(d) of the Company Disclosure Schedule, no claim has been asserted against the Company to the effect that the use of any Intellectual Property by the Company infringes the rights of any person. To the knowledge of the Company, no other person is currently infringing upon the rights of the Company with respect to the Intellectual Property.

          (e) The Intellectual Property owned by the Company or a Company subsidiary or which the Company or a Company subsidiary otherwise has the right to use as of the Closing Date is sufficient as of the Closing Date for the uses of the Business as Currently Conducted. The Company or a Company subsidiary has obtained all licenses and consents and has paid all royalties necessary to enable the Buyer to continue using the Intellectual Property after the Closing in the manner it is currently being used or has been committed to be used.

     4.39.  Company Software.

          (a) Section 4.39 of the Company Disclosure Schedule sets forth a true and complete list of all software programs, systems and applications (A) designed or developed or under development by employees of the Company or by consultants on the Company's behalf, including all documentation therefor (the "Owned Software") or (B) licensed by the Company from any third party or constituting "off-the-shelf" software (the "Licensed Software"), in each case that is manufactured or used by the Company in the operation of its business (collectively, the "Software") and, in the case of Licensed Software, Section 4.39 of the Company Disclosure
Schedule identifies each license agreement with respect thereto.

          (b) All of the Owned Software are original works of authorship and are protected by the copyright laws of the United States. The Company owns all right, title and interest in and to the Owned Software, and all copyrights thereto, free and clear of all Liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever ("Encumbrances"), and has not sold, assigned, licensed, distributed or in any other way disposed of or subjected the Owned Software to any Encumbrance. None of the Owned Software incorporates, is based on or is a derivative work of any third party code that is subject to the terms of a public source license or otherwise imposes conditions on the terms and conditions under which the Owned Software may be used or distributed. To the knowledge of the Company, no other person is currently infringing upon the rights of the Company with respect to the Owned Software. No claim has been asserted against the Company to the effect that the use of any Owned Software by the Company infringes the rights of any person.

          (c) The Licensed Software is validly held and used by the Company and may be used by the Company pursuant to the applicable license agreement with respect thereto without the consent of, notice to, or payment of any royalty or any other fee to any third party and is fully and freely utilizable by the Buyer without the consent of, notice to or payment of any royalty to any third party. All of the Company's computer hardware has validly licensed software installed therein and the Company's use thereof does not conflict with or violate any such license. No claim has been asserted against the Company to the effect that the use of any Licensed Software by the Company infringes the rights of any person.

          (d) To the knowledge of the Company, the Software is free from any significant software defect, is free from any programming, documentation error or virus ("Bugs") not consistent with commercially reasonable industry standards acceptable for such Bugs, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to the Owned Software, the applications can be compiled from their associated source code without undue burden.

          (e) The Company has not altered its data, or any Software or supporting software that may in turn damage the integrity of the data, whether stored in electronic, optical or magnetic or other form. The Company has made available to the Buyer all documentation in its possession relating to the use, maintenance and operation of the Software, all of which is true and accurate in all material respects (to the Company's knowledge, with respect to the Licensed Software).

          (f) The Software owned or licensed by the Company as of the Closing Date is sufficient as of the Closing Date for the uses of the Business as it is Currently Conducted.

     4.40. Investment Banker. Except as set forth in Section 4.40 of the Company Disclosure Schedule, no broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Details of the amount payable to the investment banker are set forth in such Section 4.40 of the Company Disclosure Schedule.

     4.41. Company Information. If any Proxy Statement is required for the consummation of the Merger under applicable laws, such statement shall comply in all material respects with applicable Securities Laws, and shall not at the time it is mailed or at the time of the Special Meeting (defined in Section 6.05) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is being made by the Company with respect to any information with respect to the Buyer or its Affiliates supplied by the Buyer or any Affiliate of the Buyer to the Company specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or any information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedules required to be filed with the SEC in connection therewith, are collectively referred to herein as the "Proxy Statement". As soon as practicable after the date hereof, the Company shall prepare and file any other filings required under the Securities Laws or any other federal or state securities, takeover or Blue Sky laws relating to this Agreement and the transactions contemplated by this Agreement, including the Merger.

     4.42. Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any schedule, certificate, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Company to be material to the Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, has been withheld from, or has not been delivered in writing to, the Buyer.

     4.43. Forbearance and Deferral Agreements. Section 4.43 of the Company Disclosure Schedule sets forth the following information with respect to each creditor of the Company who, as of the date hereof, has entered into a Forbearance and Deferral Agreement, a form of which agreement is set forth on Attachment 4.43 to Section 4.43 of the Company Disclosure Schedule (a "Forbearance and Deferral Agreement"): (A) the name of such creditor, and (B) the dollar amount subject to such Forbearance and Deferral Agreement.

              ARTICLE V. Representations And Warranties Of Buyer

     The Buyer hereby represents and warrants to the Company that:

     5.01. Corporate Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. The Buyer has the requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

     5.02. Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer (the "Buyer Board"). This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     5.03. No Conflict. Neither the execution, delivery and performance of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents or By-laws of the Buyer, or (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Buyer, or by which any property or asset of the Buyer is bound.

     5.04. Consents and Approvals. The execution, delivery and performance of this Agreement by the Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity or with any third party, except for (A) applicable requirements, if any, of state takeover laws, (B) filing and recordation of appropriate merger documents as required by the laws of the State of Delaware; and (C) compliance with applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the pre-Merger notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended or Foreign Competition Laws. The Buyer is not aware of any reason why the approvals, consents and waivers referred to herein should not be obtained.

     5.05. Funds. The Buyer has the funds necessary and sufficient to consummate the Merger and pay the Merger Consideration in accordance with the terms of this Agreement.

     5.06. Buyer Information. The information relating to the Buyer to be contained in the Proxy Statement (as contemplated by Section 8.01) or any other statement or application filed with any governmental body in connection with the Merger and the other transactions contemplated by this Agreement will not contain as of the date of such Proxy Statement or filing any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading. Notwithstanding the foregoing, the Buyer makes and will make no representation or warranty with respect to any information supplied by the Company or any Affiliate of the Company which is contained in any of the foregoing documents.

     5.07.  Buyer Sub.

               (a) Buyer Sub is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, all of the outstanding capital stock of which is, or will be prior to the Effective Time, owned directly or indirectly by the Buyer free and clear of any Lien, charge or other encumbrance. From and after its incorporation, Buyer Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement.

               (b) Buyer Sub has all corporate power and authority to consummate the transactions contemplated hereunder and carry out all of its obligations with respect to such transactions. The consummation of the transactions contemplated hereby has been, or will have been prior to the Closing, duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer Sub.

     5.08. Disclosure. No representation or warranty contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading.

                     ARTICLE VI. Covenants of the Company

     6.01.  Conduct of Business Pending the Merger.

               (a) The Company covenants and agrees that, except as contemplated by this Agreement, between the date of this Agreement and the Effective Time, unless the Buyer shall otherwise agree in writing, the Business of the Company shall be conducted only in the Company, and the Company shall not take any action, except in the usual, regular and ordinary course of business and the Company will generally conduct its business in substantially the same way as heretofore conducted, and without limiting the foregoing, the Company will continue to operate in the same geographic markets serving the same market segments. The Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the present services of the officers, employees and consultants of the Company and to preserve the current relationships and goodwill of the Company with customers, suppliers and other persons with which the Company has business relationships. Without limiting the generality of the foregoing, the Company shall:

                    (i) maintain in full force and effect all contracts of insurance and indemnity specified in any Company Disclosure Schedule hereto;

                    (ii) repair and maintain all of its tangible properties and assets in accordance with its usual and ordinary repair and maintenance standards;

                    (iii) continue to apply in full the same rigorous credit review process used by the Company prior to the Closing in determining the extent to which it will extend credit to customers or potential customers in the ordinary course of business;

                    (iv) notify the Buyer of any material emergency or other material change in the operation of its business or properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated).

               (b) By way of amplification and not limitation of clause (a) above, the Company shall not between the date of this Agreement and the Effective Time, directly or indirectly do, or publicly announce an intention to do, any of the following without the prior written consent of the Buyer through one of its authorized representatives (which representatives shall be each of its Chief Executive Officer, President and Chief Financial Officer):

               (i) amend or otherwise change its Organizational Documents or By-laws or equivalent organizational documents;

               (ii) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such Equity Interests, or any other ownership interest, of the Company, or enter into any agreement with respect to any of the foregoing, other than upon exercise of the Company Stock Options;

               (iii) make any distribution (by way of dividend or otherwise) with respect to its Equity Interests;

               (iv) split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests;

               (v) repurchase, redeem or otherwise acquire any Equity Interests of the Company, or any securities convertible into or exercisable for any of the Equity Interests of the Company;

               (vi) enter into any new line of business or materially expand the business currently conducted by the Company;

               (vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets;

               (viii) incur any indebtedness for borrowed money, increase the aggregate amounts owed under the Company's existing credit facilities or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, or make any loan or advance;

               (ix) lower or otherwise alter its credit card fraud review process;

               (x) authorize any capital expenditures of more than $10,000 in the aggregate (other than expenditures listed in Section 6.01(b)(x) of the Company Disclosure Schedule and previously approved by the Buyer);

               (xi) (A) (x) adopt, amend, renew or terminate any plan or any agreement, arrangement, or policy between the Company and one or more of its current or former directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); or (B) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

               (xii) pay any bonus or any compensation other than base compensation, except for payments of bonuses and other incentive compensation to sales personnel pursuant to and consistent with the written sales incentive plan which has been provided to and approved by the Buyer;

               (xiii) take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants;

               (xiv) make any Tax election or settle or compromise any federal, state, local or foreign tax liability;

               (xv) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

               (xvi) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

               (xvii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Article IX not being satisfied in any material respect, or in any material violation of any provision of this Agreement;

               (xviii) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (A) any contract, agreement or lease for office space or operations space to which the Company is a party or by which the Company or its properties is bound; (B) any lease, contract or agreement other than in the ordinary course of business consistent with past practice including renewals of leases to existing tenants of the Company ; (C) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to the Company of more than $10,000 or requiring performance by the Company of any obligations at any time more than one year after the time of execution;

               (xix) enter into an agreement, contract, or commitment that, if entered into prior to the date hereof, would be required to be listed on a Schedule delivered to the Buyer pursuant to the terms of this Agreement, including without limitation, any arrangement or contract with respect to web site development or operations; marketing, promotion, affiliate and advertising, including search engine referrals and Internet private labeling; fulfillment operations; or telephone, credit card or freight carrier services;

               (xx) amend, terminate or change in any material respect any lease, contract, undertaking, arrangement or other commitment listed in any Section of the Company Disclosure Schedule (including without limitation its arrangements and contracts with respect to web site development and operations; marketing, promotion, affiliate and advertising, including search engine referrals and Internet private labeling; fulfillment operations; and telephone, credit card or freight carrier services) or knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause a breach of any such lease, contract, undertaking, arrangement or other commitment;

               (xxi) change its pricing policies or its policies with respect to freight rates charged to customers;

               (xxii)   enter into any transaction with a Company Insider; or

               (xxiii)  agree to do any of the foregoing.

     6.02. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its representatives to confer with representatives of the Buyer and report the general status of its ongoing operations at such times as the Buyer may reasonably request. The Buyer will cooperate with the Company to establish a regular communications process designed to minimize disruption to the Company's ongoing operations. The Company will promptly notify the Buyer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Company. The Company will also provide the Buyer such information with respect to such events as the Buyer may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of each fiscal year), the Company will deliver to the Buyer its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Company will deliver to the Buyer its Annual Report on Form 10-
K. The Company will deliver to the Buyer all Current Reports on Form 8-K at or before the time such reports are filed with the SEC. Within 15 days after the end of each month, the Company will deliver to the Buyer a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month. The Company will provide the Buyer with an updated list promptly upon any change to the Company's list of authorized signatories for bank accounts and safe deposit boxes.

     6.03.  Other Financial Information.

          (a) Promptly upon receipt thereof, the Company will furnish to the Buyer copies of each annual, interim or special audit of the books of the Company and the Company's Affiliates made by its independent accountants and copies of all internal control reports submitted to the Company by such accountants in connection with each annual, interim or special audit of the books of Company and the Company's Affiliates made by such accountants.

          (b) As soon as practicable, the Company will furnish to the Buyer copies of all such financial statements and reports as it shall send to its stockholders, the SEC or any other regulatory authority, except as legally prohibited thereby.

          (c) Company will furnish to the Buyer, on a daily basis, a copy of the daily operations report it furnishes to its senior management as well as cash flow status and projections, and will provide the Buyer with password access to outpostreports.com.

          (d) Company will deliver to the Buyer a closing balance sheet updating the Latest Balance Sheets to a date not more than two days before the Closing, including a detailed schedule of inventory, accounts receivable and accounts payable, with aging information.

          (e) With reasonable promptness, the Company will furnish to the Buyer such additional financial data as the Buyer may reasonably request.

     6.04.  Access to Information.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of the Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall make available to the Buyer all other information concerning its business, properties and personnel as the Buyer may reasonably request (other than information which the Company is not permitted to disclose under applicable law). The Buyer will cooperate with the Company to establish a regular information dissemination process designed to minimize disruption to the Company's ongoing operations. The Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) All information furnished by the Company to the Buyer or its representatives pursuant hereto shall be treated as the sole property of the Company and, if the Merger shall not occur, the Buyer and its representatives shall return to the Company or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Buyer shall, and shall use its reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Buyer's possession prior to the disclosure thereof by the Company; (y) was then generally known to the public; or (z) was disclosed to the Buyer by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Buyer is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Buyer may disclose such information to such tribunal or governmental body or agency without liability hereunder.

          (c) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other parties set forth herein or any condition to the obligations of the parties hereto.

     6.05. Approval of Company's Stockholders. The Company will take all reasonable steps necessary to duly call, give notice of, solicit proxies for, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby. The date of the Special Meeting shall occur as soon as practicable following the mailing of the Proxy Statement, but not later than 35 days after the Proxy Statement is first mailed to the Company's stockholders. The Company Board will recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby and will use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by the Company's stockholders of this Agreement and the transactions contemplated hereby; provided, however, nothing contained herein shall prohibit the Company Board from failing to make such a recommendation or modifying or withdrawing its recommendation, if the Company Board shall have concluded in good faith with the advice of counsel that such action is required to prevent the Company Board from breaching its fiduciary duties to the stockholders of Company.

     6.06. Failure to Fulfill Conditions. In the event that Company determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the Buyer.

     6.07. Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.08. Update of Disclosure Schedules. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 9.02(a) hereof or the compliance by the Company with the covenants set forth in Article VI and Article VIII hereof.

     6.09. No Solicitation. The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of any Equity Interests in the Company or all or (other than in the ordinary course of business) any material portion of the assets of the Company or any business combination with the Company, or, except to the extent legally required in the discharge of their fiduciary duties, recommend or endorse, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall immediately notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or contact and include with such notice and description the identity of the person making the proposal, offer, inquiry or contact and any written materials received by the Company regarding any proposal, offer, inquiry or contact. The Company agrees to provide copies of all correspondence (electronic or otherwise) with any person regarding any proposal, offer, inquiry or contact and also agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such the Company is a party.

                        ARTICLE VII. Covenants of Buyer

     7.01. Conduct of Business Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, the Buyer shall not, and shall not permit any of its subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Merger or other transactions contemplated in this Agreement as set forth in Article IX not being satisfied in any material respect, or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law; provided that nothing herein contained shall preclude the Buyer from taking any action Previously Disclosed.

     7.02. Failure to Fulfill Conditions. In the event that the Buyer determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will notify the Company within five days after it determines that it will not waive the condition.

     7.03. Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  ARTICLE VIII. Regulatory and Other Matters

     8.01. Certain Filings, Consents and Arrangements. The Buyer, the Buyer Sub and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any United States or foreign law or regulation or from any governmental authorities or third parties, including parties to loan agreements, in connection with the transactions contemplated by this Agreement, including the Merger, (ii) in promptly making any such filings, furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations, and (iii) in the preparation of the Proxy Statement and any other statements satisfying all applicable requirements of applicable state securities and other laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder. Within 15 days of the date hereof, the Company shall cause the Proxy Statement to be filed with the SEC, and, as promptly as practicable after such filing, shall cause the Proxy Statement to me mailed to its stockholders. The Company and the Buyer shall each promptly notify the other if at any time it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company and the Buyer shall cooperate in the preparation of a supplement or amendment to the Proxy Statement which corrects such misstatements or omissions, and shall cause the same to be filed with the SEC and distributed to stockholders of the Company.

     8.02. Regulatory Approvals. Each of the Company and the Buyer will cooperate with the other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger. The Company and the Buyer will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any application, petition or any other statement or application made by or on behalf of the Company or the Buyer to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and the Buyer shall have the right to review and comment on in advance all information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity, including, without limitation, the Proxy Statement. In addition, the Company and the Buyer shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Each of the Buyer and the Company represents and warrants to the other that it is not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 4.07 and Section 5.04 should not be obtained.

     8.03. Legal Conditions to Merger. Each of the Buyer and the Company shall, and shall cause each of its subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article IX hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or the Buyer or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     8.04.  Employee Matters.

          (a) Existing Employment Agreements. Following the Merger, the Buyer shall, or shall cause the Surviving Corporation to, honor in accordance with their terms the employment agreements which the Buyer has expressly agreed to honor.

          (b) Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

     8.05. Extension of Credit; Cross Default. Simultaneously with the execution of this Agreement, the Company and the Buyer have entered into an arrangement under which the Buyer will provide the Company up to $13 million in financing (the "Secured Promissory Note"). All obligations of the Company under the Secured Promissory Note will be secured by all the assets of the Company pursuant to a Collateral Assignment and Security Agreement of even date herewith. Any material breach by the Company of its obligations under the Secured Promissory Note or the Collateral Assignment and Security Agreement shall also be deemed to be a material breach of this Agreement.


     8.06.  Director and Officer Indemnification; Liability Insurance.

          (a) The Buyer hereby confirms that the indemnification obligations of the Company to its directors and officers set forth in the Company's Certificate of Incorporation and By-laws and as provided by Delaware law, in each case as in effect on the date of this Agreement, will not be extinguished by virtue of the Merger.

          (b) For a period of six (6) years after the Effective Time, the Buyer will maintain in effect and not cancel the "tail" insurance obtained by the Company prior to the Closing for the benefit of the persons who served as directors or officers of the Company before the Effective Time and relating to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time. The Company will pay no more than an aggregate of $325,000 for such insurance for the full six year period of coverage, and will consult with the Buyer prior to purchasing such insurance.

          (c) This Section 8.06 shall be construed as an agreement as to which the directors and officers of the Company are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

     8.07. Public Announcements. So long as this Agreement is in effect, neither the Buyer nor the Company (nor any Affiliate of either) shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.08. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by the Buyer.

                     ARTICLE IX. Conditions To The Merger

     9.01. Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved in accordance with applicable law and Nasdaq National Market System policy by the requisite vote of the stockholders of the Company.

          (b) No Orders, Injunctions or Restraints; Illegality. No order, injunction or decree (whether temporary, preliminary or permanent) issued by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          (c) Filings and Approvals. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities and authorities) required for the consummation of the transactions contemplated by this Agreement shall have been made or obtained and all such approvals and authorizations (the "Requisite Approvals") obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity or authority.

     9.02. Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction of or waiver by the Buyer at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date. The Buyer shall have received a certificate signed by the Chief Executive Officer, Vice President, Finance and Administration, and Vice President, Corporate Counsel, of the Company to such effect dated as of the Closing Date.

          (b) Agreements and Covenants. As of the Closing Date, the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Company to be performed or complied with by it at or prior to the Closing Date under this Agreement, and the Buyer shall have received a certificate to such effect signed by the Chief Executive Officer, Vice President, Finance and Administration, and Vice President, Corporate Counsel, of the Company dated as of the Closing Date.

          (c) No Material Adverse Change. There shall have been no Material Adverse Effect with respect to the Company since the Latest Balance Sheet Date.

          (d) No Burdensome Condition. None of the Requisite Approvals shall impose any term, condition or restriction upon the Buyer or any of its subsidiaries that the Buyer reasonably determines would materially impair the value of the Company to the Buyer or be materially burdensome.

          (e) No Parachute Payments. The Company shall not have taken any action or made any payments that would not be permitted pursuant to Section 8.04(b).

          (f) Termination of Company Stock Options. The Company shall have provided evidence reasonably satisfactory to the Buyer that all of the outstanding Company Stock Options have been terminated.

          (g) Indian Subsidiary. The Company shall have delivered evidence that it has terminated the operations of its Indian subsidiary without cost or liability to the Company, the Surviving Corporation or the Buyer in excess of $50,000.

          (h) Conversion of Payables. Creditors of the Company owed an aggregate of at least $7 million among those set forth on Section 9.02(h) of the Company Disclosure Schedule shall have entered into a Forbearance and Deferral Agreement with the Company as to all amounts due or to become due thereto from the Company. Said Forbearance and Deferral Agreements shall be in full force and effect as of immediately prior to the Effective Time.

     9.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Buyer in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date. The Company shall have received a certificate signed by the Chief Executive Officer, President or Executive Vice President of the Buyer to such effect dated as of the Closing Date.

          (b) Agreements and Covenants. As of the Closing Date, the Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Buyer to be performed or complied with by it at or prior to the Closing Date under this Agreement, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer, President or Executive Vice President of the Buyer dated as of the Closing Date.

                 ARTICLE X. Termination, Amendment And Waiver

     10.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors or other governing body of the Buyer and the Company;

          (b) by either the Buyer or the Company if (i) the Effective Time shall not have occurred on or before December 31, 2001 or such later date as the parties may have agreed upon in writing (the "Expiration Date"); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either the Buyer or the Company (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.01(c) (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by either the Company or the Buyer if the stockholders of the Company shall have voted at the Special Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          (e) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party (for purposes of this Section 10.01(e), a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on the party making such representations or warranties (provided, that no effect shall be given to any qualification relating to materiality or a Material Adverse Effect in such representations and warranties) or which materially adversely affects consummation of the Merger);

          (f) by either the Buyer or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party; or

          (g) by the Buyer if the Company Board fails to recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby or modifies or withdraws such recommendation in a manner adverse to the Buyer.

     10.02. Effect of Termination; Expenses.

          (a) In the event of the termination of this Agreement pursuant to
Section 10.01, this Agreement shall forthwith become void (except as set forth in Section 12.03), and there shall be no liability on the part of any party hereto, except (i) each party shall remain liable in any action at law or otherwise for any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement, or (ii) as otherwise provided in this Section 10.02.

          (b) If this Agreement is terminated (A) by the Buyer or the Company pursuant to Section 10.01(d) because of a failure to obtain the required approval of the Company's stockholders after a Takeover Proposal shall have been publicly disclosed or made known to the Company or after any person shall have publicly disclosed or made known to the Company an intention (whether or not conditional) to make a Takeover Proposal, (B) by the Buyer pursuant to Section 10.01(e) or 10.01(f) if the breach giving rise to such termination was willful, or (C) by the Buyer pursuant to Section 10.01(g), then, in any such case, within one Business Day following any such termination, the Company shall pay to the Buyer a termination fee of $250,000 and reimburse the Buyer for its reasonable out-of-pocket expenses incurred by it in connection with this Agreement and the transaction contemplated hereby (including fees and expenses of legal, financial and accounting advisors). If this Agreement is terminated by the Company pursuant to Sections 10.01(e) or 10.01(f) if the breach giving rise to such termination was willful, then, in any such case within one Business Day following such termination, the Buyer shall pay to the Company a termination fee of $250,000 and reimburse the Company for its reasonable out-of-pocket expenses incurred by it in connection with this Agreement and the transaction contemplated hereby (including fees and expenses of legal, financial and accounting advisors which shall not include any expenses incurred as a result of the negotiation, performance or termination of the PCC Transaction Documents, or the agreements and transactions contemplated thereby.) As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or its Subsidiaries, other than the transactions contemplated or permitted by this Agreement.

          (c) Notwithstanding anything in this Agreement to the contrary, (i) the entitlement to the fees specified in Section 10.02(b) hereof shall be the sole and exclusive remedy of the Parties hereto with respect to any breach of this Agreement by another Party and (ii) nothing in this Section 10.02 shall delay, impair or prejudice the right of the Buyer to the repayment by the Company of any amounts owed under the Secured Promissory Note in accordance with the terms thereof and Section 8.5 hereof.

          (d) Except as otherwise provided in this Section 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement are consummated.

          (e) In no event shall any officer, agent or director of the Company, any Company subsidiary, the Buyer or any Buyer Subsidiary, be personally liable hereunder for any breach or default by any party in any of its representations, warranties, covenants and obligations hereunder unless any such breach or default was caused by the gross negligence or willful misconduct of such officer, agent or director.

     10.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or other governing body at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     10.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                            ARTICLE XI. The Closing

     11.01. Closing. Subject to the provisions of Article IX and Article X thereof, the Closing of the transactions contemplated hereby shall take place at the offices of Simpson Thatcher & Bartlett, 3330 Hillview Ave., Palo Alto, California at 10:00 a.m. California time on a date specified by the Buyer at least five business days prior to such date. The Closing Date shall be as soon as practicable after the last required approval for the Merger has been obtained and the last of all required waiting periods under such approvals have expired, or at such other place, date or time as the Buyer and the Company may mutually agree upon.

     11.02. Deliveries At Closing. At the Closing the Company shall deliver to the Buyer the opinions, certificates, and other closing documents and instruments required to be delivered under Article IX hereof.

                        ARTICLE XII. General Provisions

     12.01. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Buyer shall be entitled to revise the structure of the Merger and the other transactions contemplated hereby and thereby, provided that (i) there are no material adverse federal or state income tax consequences to the Company as a result of the modification; (ii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of the Company's directors, officers and other employees; and (iii) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     12.02. Assignment of Right to Purchase. The Buyer shall have the right to assign the right to consummate the Merger under this Agreement to a subsidiary of the Buyer, provided, however, that the Buyer shall remain liable for payment of the Purchase Price.

     12.03. Survival of Representations, Warranties and Agreements. All of the representations and warranties of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 6.04(b) and 10.02 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Buyer, the Buyer Sub or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Buyer or the Company.

     12.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

          if to the Buyer:

          Fry's Electronics, Inc.
          600 East Brokaw Road
          San Jose, California 95112
          Facsimile: (408) 487-4741
          Attention: Executive Vice President

          with a required copy to:

          Simpson Thacher & Bartlett
          3330 Hillview Ave.
          Palo Alto, California  94304
          Facsimile: (818) 755-7000
          Attention: Richard Capelouto, Esq.
                     Daniel Clivner, Esq.


          if to the Buyer Sub:

          c/o Fry's Electronics, Inc.
          600 East Brokaw Road
          San Jose, California 95112
          Facsimile: (408) 487-4741
          Attention: Secretary

          with a required copy to:

          Simpson Thacher & Bartlett
          3330 Hillview Ave.
          Palo Alto, California  94304
          Facsimile: (818) 755-7000
          Attention: Richard Capelouto, Esq.
                     Daniel Clivner, Esq.


          if to the Company:

          Cyberian Outpost, Inc.
          25 North Main Street
          Kent, Connecticut 06757
          Facsimile: (860) 927-8665
          Attention: President and CEO
          with a required copy to:

          Mintz, Levin, Cohn, Ferris, Glovsky & Popeo
          One Financial Center
          Boston, MA 02111
          Facsimile: (617) 542-2241
          Attention: R. Mark Chamberlin, Esq.
                     Michael L. Fantozzi, Esq.

     12.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     12.06. Entire Agreement. This Agreement (including the Company Disclosure Schedules and Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them.

     12.07. Assignment. Except as provided in Section 12.02, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     12.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     12.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement are not performed in accordance with its specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

     12.11. Headings. The table of contents and the descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.12. Interpretation. When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be September 4, 2001.

     12.13. Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                             *    *    *    *    *

     IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.


                              The Buyer:

                              Fry's Electronics, Inc.

                              By:    /s/ Kathryn J. Kolder
                                     ---------------------

                              Name:  Kathryn J. Kolder

                              Title: Executive Vice-President


                              The Company:

                              Cyberian Outpost, Inc.

                              By:    /s/ Darryl Peck
                                     ---------------

                              Name:  Darryl Peck

                              Title: President & CEO


                              Buyer Sub:

                              FCOP Acquisition, Inc.

                              By:    /s/ Kathryn J. Kolder
                                     ---------------------

                              Name:  Kathryn J. Kolder

                              Title: Executive Vice-President